EXHIBIT 10.18

“Summary Sheet” of Employment Agreement

With Adrian Goldfarb

Adrian Goldfarb was appointed as the Chief Financial Officer effective as of December 16, 2008.  On this date the Board of Directors approved a financial package and authorized the entry into an Employment Agreement for a term of three years.  Mr. Goldfarb receives an annual base salary of $150,000 per year over a three-year term.  He was previously granted 400,000 five-year stock options exercisable at $0.27 per share, vesting in equal increments on December 20, 2009, 2010, and 2011.  Mr. Goldfarb also received 500,000 five-year stock options exercisable at $0.45 per share which vest in six equal increments each June 30th and December 31st, beginning December 31, 2008.  These options were transferred from WSR, a corporation which Mr. Goldfarb previously was president and which had provided services to the Company, including Mr. Goldfarb’s services.  Additionally, 325,000 of Mr. Goldfarb’s stock options received from WSR, are subject to further vesting based upon a specific performance milestone.